*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
DEVELOPMENT AND EXCLUSIVE DISTRIBUTION AGREEMENT
     This Development and Exclusive Distribution Agreement (“Agreement”) is entered into on November 7, 2006 (“Effective Date”) between AKORN, INC., a Louisiana corporation having a principal place of business at 2500 Millbrook Drive, Buffalo Grove, Illinois 60089-4694, United States of America (“AKORN”) and SERUM INSTITUTE of INDIA, LTD., a Company incorporated under the laws of India, having its principal place of business at S. No. 212/2, Off Soli Poonawalla Road, Hadapsar, Pune — 411 028, Maharashtra, INDIA, (“SII”) (each a “Party” and collectively, the “Parties”).
     A. The Parties have previously entered into a Memorandum of Understanding dated April 4, 2006 with respect to their collaboration in developing monoclonal antibody drugs;
     B. SII has entered into a definitive agreement with [...***...] (as defined below) providing it with certain exclusive rights to rabies monoclonal antibody and with the right to nominate a distributor for distribution of rabies monoclonal antibody products;
     C. As provided in the above referenced Memorandum of Understanding, AKORN desires to receive from SII exclusive marketing and distribution rights in North, Central, and South America for the rabies monoclonal antibody; and
     D. The Parties desire to set forth their agreement with respect to such exclusive rights and their collaboration in developing rabies monoclonal antibody, pursuant to the term and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 AKORN Indemnitees. The term “AKORN Indemnitees” has the meaning ascribed to it in Section 10.1.
     1.2 Anti-D Notice. The term “Anti-D Notice” has the meaning ascribed to it in Section 2.6.2.
     1.3 Applicable Laws. The term “Applicable Laws” means all applicable laws and regulations, including, but not limited to the United States Federal Food, Drug, and Cosmetic Act and the Public Health Service Act, and including all local and municipal ordinances and the regulations of any agency or public authority having jurisdiction over the manufacture, sale and delivery of Products.
     1.4 Affiliate. The term “Affiliate” means with respect to any Party, any party controlling, controlled by or under common control with any such Party. For purposes hereof, “control” and its derivatives means the possession, directly or indirectly, of the power to direct or
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     1.5 BLA. The term “BLA” means a biologics license application submitted to FDA to obtain license approval for a biologic product, or any successor application or foreign equivalent.
     1.6 CBER. The term “CBER” means the FDA’s Center for Biologics Evaluation and Research that is responsible for regulating biological products for human use under applicable United States federal laws or any successor authority.
     1.7 cGMP. The term “cGMP” means current Good Manufacturing Practices as applicable in the Territory.
     1.8 Collaboration Agreement. The term “Collaboration Agreement” means the Collaboration and License Agreement between SII and [...***...].
     1.9 Confidential Information. The term “Confidential Information” means all confidential information of a Party relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing, business or financial information relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form disclosed by the Parties prior to or during this Agreement (which is marked confidential or acknowledged as being confidential prior to disclosure). If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing party within thirty (30) days of disclosure. Confidential Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential. This Agreement shall be deemed Confidential Information.
     1.10 FDA. The term “FDA” means the United States Food and Drug Administration.
     1.11 First Commercial Sale. The term “First Commercial Sale” with respect to a Product means the first sale or other disposal of such Product in a country in the Territory after receipt of Marketing Authorization.
     1.12 Forecast. The term “Forecast” has the meaning ascribed to it in Section 5.2.
     1.13 [...***...]. The term “[...***...]” means the MAb, known as [...***...], that effectively neutralizes all known strains of the Rabies virus.
     1.14 Initial Price. The term “Initial Price” has the meaning ascribed to it in Section 7.1.1.
     1.15 Insignia. The term “Insignia” means trademarks, trade names, logos, symbols, badges, labels, decorative designs, packaging designs or similar trade dress.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     1.16 Intellectual Property Rights. The term “Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.
     1.17 MAb. The term “MAb” means fully human monoclonal antibodies.
     1.18 Marketing Authorization. The term “Marketing Authorization” means all necessary registrations, permits, licenses, authorizations, approvals and notifications by the relevant regulatory authority in a country in the Territory for the development, manufacturing, testing, labeling, importation, storage, promotion, sale, distribution and use of a Product in such country.
     1.19 Milestones. The term “Milestones” means the objectives and deliverables described and set forth in the Milestone Schedule.
     1.20 Milestone Schedule. The term “Milestone Schedule” means Exhibit A, attached hereto and fully incorporated herein.
     1.21 [...***...]. The term “[...***...]” means the [...***...], having its principal place of business at [...***...].
     1.22 Net Sales Value. The term “Net Sales Value” means the gross amount billed or invoiced by AKORN on sales of Products, less the following deductions, to the extent not already applied and consistent with US GAAP: (a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the sale, transportation, delivery, or use of a Product which is paid by or on behalf of AKORN; (d) duties and charges, including state government levy and customs duties, in the Territory, in respect of the Products, including any duties, taxes, VATs or similar charges arising with respect to the importation by and delivery of Products to AKORN; (e) inbound carriage, insurance and freight costs incurred by AKORN for Products; and (f) outbound transportation costs prepaid or allowed and costs of insurance in transit. If Product is sold to third parties in transactions that are not arm’s length between buyer and seller, then the gross amount to be included in the calculation of Net Sales Value for the sale of such Product shall be the gross amount that would have been charged had the sale been at arm’s length, which shall be deemed, when determinable, to be the average selling price for Product in the given country in the Territory (or if not available, in the Territory) for the ninety (90) day period prior to the relevant sale.
     1.23 Phase I Clinical Trial. The term “Phase I Clinical Trial” means a human clinical trial in any country which generally provides for the initial introduction into humans of a Product with the primary purpose of determining its metabolism and pharmacokinetic properties and pharmacology, or could otherwise meet the definition of 21 CFR 312.21 or its foreign equivalent.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     1.24 Phase II Clinical Trial. The term “Phase II Clinical Trial” means a human clinical trial in any country which utilizes a larger base of humans in order to establish effectiveness of a Product and further evaluate its safety, or could otherwise meet the definition of 21 CFR 312.21 or its foreign equivalent.
     1.25 Phase III Clinical Trial. The term “Phase III Clinical Trial” means a human clinical trial in any country which provides for the continued trials of a Product on sufficient numbers of patients to establish its safety and efficacy that is needed to evaluate the overall benefit-risk relationship of the Product and an adequate basis for physician labeling, or could otherwise meet the definition of 21 CFR 312.21 or its foreign equivalent.
     1.26 Product. The term “Product” means (i) a [...***...] product developed by SII and/or its licensors; and (ii) any other MAb product, added to this Agreement pursuant to a Schedule hereto adopted pursuant to Section 2.6.
     1.27 Product Sales Share. The term “Product Sales Share” means for each calendar quarter, (i) with respect to the territories of North America (and, only upon and to the extent agreed by the Parties pursuant to a separate written agreement as provided under Section 2.7, Europe), that amount equal to sixty percent (60%) of the Net Sales Value achieved by AKORN in such calendar quarter in such territories; and (ii) with respect to the territories of Central America and South America, that amount equal to fifty percent (50%) of the Net Sales Value achieved by AKORN in such calendar quarter in such territories.
     1.28 Quality Agreement. The tem “Quality Agreement” has the meaning ascribed to it in Section 3.1.
     1.29 Satisfactory Completion. The term “Satisfactory Completion” means, with respect to each phase of the clinical development program (Phase I, II or III Clinical Trials), completion of such phase and meeting the protocol requirements with conclusive data analysis that permits the clinical development program to proceed to the next phase, (in the case of Phase I or II Clinical Trials), or to proceed to Marketing Approval submission (in the case of Phase III Clinical Trials), in accordance with Applicable Laws.
     1.30 Schedule. The term “Schedule” means an addendum to this Agreement that may be agreed upon by the Parties, which in each case shall set forth, as applicable, additional types of MAb that will be subject to this Agreement, corresponding payment obligations, and other terms and conditions as mutually agreed to by the Parties. Upon execution by both Parties, each such executed Schedule shall be attached to this Agreement and fully incorporated herein by this reference.
     1.31 SII Indemnitees. The term “SII Indemnitees” has the meaning ascribed to it in Section 10.2.
     1.32 Territory. The term “Territory” means the various countries and territories located in North America, Central America, South America, and, to the extent agreed by the Parties pursuant to a separate written agreement as provided under Section 2.7, Europe.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     1.33 Variable Price. The term “Variable Price” has the meaning ascribed to it in Section 7.1.2.
ARTICLE 2
PRODUCT DEVELOPMENT AND REGISTRATION
     2.1 Product Development.
            2.1.1 SII shall be solely responsible for the development of the Products, including, but not limited to, the use of its commercially reasonable efforts to reach all Milestones, and develop all materials required to file Marketing Authorizations therefor as required by regulatory authorities in the Territory. Pursuant to such development efforts, SII shall be responsible to conduct, at its sole cost, all the pre-clinical pharmacological studies, toxicology studies, and Phase I, II and III Clinical Trials for Products as required for United States Marketing Authorizations.
            2.1.2 All development costs incurred by SII shall be borne solely by SII. SII shall expeditiously commence and use commercially reasonable efforts to complete development of a stable, commercially saleable Product in accordance with the Milestone Schedule, cGMP, and Applicable Laws, which Product does not infringe or potentially infringe any Intellectual Property Rights owned or licensed by any other person in the Territory.
     2.2 BLA Filing. SII shall file a BLA for Products as soon as practicable following SII’s completion of all necessary corresponding pre-clinical pharmacological and toxicology testing and Phase I, II and III Clinical Trials for United States filing. Such BLA shall be filed to allow manufacturing of each Product by either [...***...] or SII, as mutually agreed by the Parties. SII and/or [...***...] shall be responsible for all filing costs associated with filing the BLA.
     2.3 Ownership of Marketing Authorizations. Any application for Product Marketing Authorization and each corresponding Product Marketing Authorization shall be the sole and exclusive property of SII or [...***...], as more fully set forth in the Collaboration Agreement.
     2.4 Cooperation. Each Party shall reasonably cooperate with the other Party (including providing all reasonably necessary information in its possession, taking all reasonably necessary actions and executing all reasonably necessary instruments) in connection with the preparation, filing, prosecution, seeking and obtaining the Marketing Authorizations.
     2.5 Representatives. Upon execution of this Agreement, SII and AKORN shall each select one (1) program manager who will be responsible for directing and overseeing all activities regarding this Agreement and for transmitting and receiving all communications regarding this Agreement on behalf of its respective company. Each Party may change its designated program manager at any time effective upon providing written notice to the other Party.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     2.6 Additional MAb Products.
            2.6.1 The Parties may enter into one or more Schedules to add additional types of MAb to this Agreement. A Schedule shall be separately executed by both Parties to be valid. Once a given Schedule has been fully executed by the Parties, it shall be incorporated into and governed by the terms and conditions of this Agreement. In the event any provision in a Schedule conflicts with any portion of this Agreement, the terms of the Schedule shall govern. No addition, change or modification to any Schedule will be effective unless made in writing and signed by both Parties.
            2.6.2 During the term of this Agreement, SII grants AKORN a first option to obtain exclusive marketing rights in the Territory for SII rights in Anti-D MAb. SII shall provide notice to and shall consult with AKORN with respect to its negotiations with [...***...] with respect to Anti-D MAb. SII shall notify AKORN in writing immediately upon SII’s receipt of rights to Anti-D MAb from [...***...]. Such notice shall disclose all material disclosable specific terms of the Collaboration Agreement that are added with respect to Anti-D MAb as required by [...***...] and any other specific SII obligations with respect to Anti-D MAb required by [...***...], subject to SII’s compliance with any confidentiality provisions in its agreements with [...***...] (“Anti-D Notice”). AKORN shall have the period of ninety (90) days to elect whether to exercise such option and enter into a Schedule containing exclusive marketing rights in the Territory for Anti-D MAb from SII. AKORN shall exercise this option by notifying SII in writing of its election within the ninety (90) day period following its receipt of the Anti-D Notice. If AKORN exercises such option, SII and AKORN shall enter into a Schedule providing for exclusive marketing rights in the Territory for Anti-D MAb from SII on terms that are consistent with the terms and conditions in this Agreement and with any additional specific terms with respect to Anti-D MAb required by [...***...] and as disclosed in the Anti-D Notice. Should AKORN fail to exercise such option within the ninety (90) day period following its receipt of the Anti-D Notice, SII shall be free to commercialize and market Anti-D MAb on its own or with any other third party.
     2.7 Addition of Europe to Territory. During the term of this Agreement, SII grants AKORN a first option to expand the Territory to include Europe in accordance with the terms of this Section 2.7. To the extent that SII has a good faith intent to grant marketing rights to Products in Europe (and prior to any such grant), SII shall communicate such intent to AKORN and the Parties shall negotiate in good faith, during the following period of ninety (90) days, the terms of such Territory expansion, which terms may include minimum reasonable annual Product sales requirements for Europe as agreed by the Parties. If the Parties fail to agree with respect to the terms of such Territory expansion within the foregoing ninety (90) day period, SII shall be free to grant the rights to any third party.
ARTICLE 3
MANUFACTURE OF PRODUCTS
     3.1 Quality Agreement. As soon as practicable following the Effective Date, but not later than the date that SII or [...***...], as the case may be, begins production of clinical batches, the Parties shall enter into a quality agreement (the “Quality Agreement”). The Quality Agreement shall contain provisions consistent with the provisions in this Agreement and such other provisions as otherwise required for compliance with cGMP and all other applicable FDA
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
requirements. Prior to production and supply of any clinical batches, AKORN’s program manager and quality assurance managers shall be permitted to conduct a quality inspection of the manufacturing facilities and to provide SII with a written notice setting forth a list of discrepancies in compliance with cGMP and all other applicable FDA requirements. SII shall correct all items rightly objected to by AKORN and shall demonstrate compliance with cGMP and other applicable FDA requirements within a reasonable period following receipt of AKORN’s written notice. Notwithstanding AKORN’s quality inspection and other activities pursuant to this Section 3.1, nothing in this Section 3.1 shall alter SII’s responsibilities for compliance with cGMP and FDA requirements, and all other applicable requirements under this Agreement, or release SII from its obligations with respect to such compliance.
     3.2 Product Manufacture. All Products shall be manufactured in conformity with the applicable Marketing Authorization and this Agreement. All Products shall be manufactured in conformity with this Agreement.
     3.3 Right of Access/ Inspections.
            3.3.1 AKORN shall be permitted periodic (not more than once per year) access to the manufacturing facilities for the purpose of conducting inspections and/or audits to determine compliance with the Agreement or the Quality Agreement entered into by the Parties, including audits of SII’s compliance with cGMPs and with environmental and other laws. Upon not less than thirty (30) days prior written notice, SII shall make available to AKORN all documentation, equipment, and facilities relating to this Agreement reasonably required to accomplish the purposes of this provision, provided SII shall not be required to disclose to AKORN any confidential information of third parties, or any propriety information relating to Product manufacture or processing which would not otherwise be public. Notwithstanding anything else to the contrary, any such inspections/audits and any testing performed by AKORN during them, will not relieve SII of liability for Products later found to be defective or for SII’s failure to meet its obligations under this Agreement.
            3.3.2 SII and [...***...] shall be permitted periodic (not more than once per year) access to AKORN’s, and its subcontractor’s, facilities, and records, and personnel for the purpose of conducting inspections and/or audits to determine compliance with this Agreement or the Quality Agreement, including audits of AKORN’s compliance with environmental and other laws. Upon not less than thirty (30) days prior written notice, AKORN shall make available all documentation and facilities relating to the Product upon SII’s request for inspection by SII, [...***...], or their representatives, including authorized third party consultants, reasonably required to accomplish the purposes of this provision. Notwithstanding anything else to the contrary, any such inspections/audits performed by SII or [...***...] during them, will not relieve AKORN of liability for AKORN’s failure to meet its obligations under this Agreement.
     3.4 Notifications. Each Party shall establish systems to advise the other of any safety or toxicity problem of which either Party becomes aware regarding any Product. Each party will, within five (5) business days following notification, inform the other party in the event of any FDA or other regulatory inspection relating to any Product and will notify the other party in writing of any reportable serious adverse event relating to a Product as required by FDA.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     3.5 Recalls.
            3.5.1 Prior to the First Commercial Sale of Product, AKORN shall provide SII and [...***...] with a description of its procedure for conducting and documenting Product recalls, which procedure must meet FDA regulations. AKORN shall demonstrate to SII that its systems shall identify the end user of the Product and shall ensure that packaged vials are shipped in compliance with the labeled storage temperature requirements.
            3.5.2 Each Party promptly shall notify the other if any Product is or might reasonably be expected to be the subject of a recall, market withdrawal or correction. AKORN shall be responsible for coordinating any recall, market withdrawal or field correction of Product, pursuant to the procedures provided to SII and [...***...].
                    (a) A recall, market withdrawal or field correction shall be conducted at the cost of SII to the extent that the cause of such recall is due to the failure of the Product to meet its specifications as set forth in the BLA or other applicable Marketing Authorization during the applicable shelf life. AKORN shall provide SII with a copy of all documents relating to such recall, market withdrawal or field correction at SII’s sole cost and expense. SII shall cooperate with AKORN (including providing AKORN with all data, information and documents requested by AKORN) in connection with such recall, market withdrawal or field correction. To the extent set forth in the first sentence of this subclause (a), SII will bear all other reasonable costs associated with (A) such recall, market withdrawal or field correction (including costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom AKORN deems appropriate); and (B) replacement of such recalled Product.
                    (b) A recall, market withdrawal or field correction shall be conducted at the cost of AKORN to the extent that the cause of such recall is due to acts or omissions after such Product was delivered to AKORN. AKORN shall provide SII with a copy of all documents relating to such recall, market withdrawal or field correction. SII shall cooperate with AKORN (including providing AKORN with all data, information and documents requested by AKORN) in connection with such recall, market withdrawal or field correction, at AKORN’s sole cost and expense. To the extent set forth in the first sentence of this subclause (b), AKORN will bear all other reasonable costs associated with (A) such recall, market withdrawal or field correction (including costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom AKORN deems appropriate); and (B) replacement of such recalled Product.
                    (c) In the event the parties are unable to determine the cause of a recall, then the parties shall share equally all reasonable recall costs related to such recall, market withdrawal or field correction. In the event that it is later determined that such recall, market withdrawal or field correction is the responsibility one Party pursuant to the provisions above, then, subject to the next sentence, such Party shall promptly reimburse the other Party for all recall costs suffered by the other Party in connection with the recall, market withdrawal or field correction. In the event that the Product recall, market withdrawal or field correction resulted from the actions or inactions of both Parties, then the Parties will share all reasonable recall costs equally.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
ARTICLE 4
EXCLUSIVE DISTRIBUTION
     4.1 Appointment. SII hereby appoints AKORN and AKORN hereby accepts appointment as SII’s exclusive distributor of Products in the Territory. Additionally, SII hereby grants to AKORN (i) the exclusive right to use all Marketing Authorizations obtained by SII and/or [...***...] (and licensed to SII) for the Products in the Territory; and (ii) the exclusive right to promote, market, sell and distribute the Products in the Territory.
     4.2 Non-Circumvention. Neither SII nor any of its Affiliates shall (i) appoint another distributor for Products in the Territory; (ii) sell Products to any other party in the Territory; or (iii) directly or indirectly allow any third party to use any Marketing Authorizations with respect to any Products or assist any third party to file, prosecute, seek and obtain any Marketing Authorizations with respect to any Products.
     4.3 Distribution/ Marketing. During the term hereof, AKORN shall promote, market, distribute, and sell Products in the Territory. Market launch in each country in the Territory shall occur not less than sixty (60) days after (i) Marketing Authorization is obtained for such country; and (ii) commercial quantities of Product are delivered by SII to such country. AKORN shall be responsible for implementing a distribution, warehousing and marketing infrastructure sufficient, in AKORN’s sole reasonable discretion, to handle the distribution of the Products. All related costs and expenses shall be borne solely by AKORN. Subject to Section 4.11, AKORN shall have the right to engage sub-distributors to assist it in marketing and distributing the Products in the Territory. AKORN shall supply copies of marketing plans and strategies for the Territory and shall meet quarterly, either in person or telephonically, with SII to review and discuss marketing efforts, plans, and strategies for the Territory.
     4.4 Compliance with Laws. AKORN will comply with all Applicable Laws in the Territory and regulations that govern its activities under this Agreement.
     4.5 Standards. AKORN shall comply with generally accepted distribution, pricing, selling, and marketing standards in the pharmaceutical and biologics industry as applicable in the respective country in the Territory.
     4.6 Promotional Materials. Prior to use, AKORN shall provide SII with copies of all promotional and educational materials related to the Products. No documentation or materials created by AKORN shall contain any inaccuracy or misrepresentation regarding the Products or otherwise make any representation regarding a Product beyond those contained in the Marketing Authorization for the Territory of sale. Upon SII’s request, AKORN shall discontinue any use of documentation or other materials that SII deems inaccurate, misleading, or otherwise objectionable.
     4.7 Resources. AKORN agrees to maintain resources, facilities, and a competent sales force and support staff consistent with its obligations under this Agreement.
     4.8 Product Presentation. AKORN agrees to (i) present the Products fairly to potential customers; (ii) not to disparage the Products, Product Insignia, SII Insignia, SII or
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
[...***...] in any manner; and (iii) do all things reasonable to promote the reputation of the Products and SII and value of the SII Insignia.
     4.9 Product Sales. Subject to the terms and conditions herein, AKORN shall use commercially reasonable efforts to maximize Product sales in the Territory. AKORN agrees not to solicit orders to be placed outside of the Territory without prior written approval of SII. AKORN shall refer contacts outside the Territory with interest in the Products to SII. AKORN shall not sell Product to customers that have no place of business in the Territory.
     4.10 Product Complaints. AKORN shall promptly report to SII any complaints regarding the Products received from its customers.
     4.11 Subcontractors. AKORN shall only utilize the services of subcontractors approved in writing in advance by SII to perform its specific material obligations under this Agreement. Notwithstanding anything else to the contrary herein, AKORN shall be free to select its own common carriers, wholesalers and representatives to assist AKORN in performing its non-material ordinary course distribution and sales obligations hereunder. AKORN will be responsible for its subcontractors’ compliance with the terms of this Agreement. All permitted subcontractors shall agree in writing to adhere in writing to all relevant terms of this Agreement, as if they were AKORN. AKORN shall be responsible for oversight of all permitted subcontractors and shall remain responsible for its permitted subcontractors.
ARTICLE 5
SUPPLY OF PRODUCTS
     5.1 Purchase Orders. AKORN shall only purchase Product from SII. This Agreement applies to all purchase orders that AKORN may place with SII for the purchase of Products. The terms and conditions of this Agreement including those presented in all exhibits hereto shall apply to any purchase order, regardless of whether this Agreement or its terms and conditions are expressly referenced in that purchase order. No inconsistent or additional term or condition in any purchase order or any acknowledgment or sale document from SII shall be applicable to orders for Products placed by AKORN during the term hereof, unless expressly agreed to by the Parties in writing. SII shall acknowledge all purchase orders in writing to AKORN. SII shall be deemed to have accepted any purchase order for which SII does not notify AKORN in writing, preferably within five (5) business days but in no case later than thirty (30) calendar days after its receipt, that SII cannot meet the purchase order’s terms. SII may utilize subcontractors in the fulfillment of it obligations hereunder.
     5.2 Forecasts. Following SII’s and/or [...***...]’s receipt of the first Marketing Authorization in the Territory, AKORN will provide to SII, not less than thirty (30) days prior to the beginning of each calendar quarter during the term hereof, a four (4) quarter rolling forecast (“Forecast”) estimating its quarterly requirements for purchases of Products for the subsequent four (4) calendar quarter period beginning with such calendar quarter. Except with respect to the first quarter of the Forecast, which shall be binding and not subject to cancellation or change (except as provided in the next sentence), the Forecast is non-binding and is submitted solely to assist SII in ensuring that it has adequate raw materials, capacity and supplies to meet purchase orders that may be issued pursuant to the Forecast. With respect to the first two (2) quarters of
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
each Forecast, AKORN shall not increase by more than ten percent (10%) or decrease by more than five percent (5%) estimated Product ordered in any quarter of the Forecast from the amount set forth in the prior Forecast, provided that if AKORN requires additional Product beyond the forecasted amount, AKORN may request the same from SII and SII will use its commercially reasonable efforts, in light of its other supply commitments, to supply the additional Product to AKORN. AKORN shall issue a new Forecast not less than thirty (30) days prior to the first business day of each calendar quarter beginning six (6) months prior to the estimated date of receipt of the first Marketing Authorization in each country in the Territory. Unless SII notifies AKORN in writing within fifteen (15) calendar days after receipt of a Forecast that it will not be able to supply the amount of Products specified in the first quarter of such Forecast, SII shall be obligated to provide the quantity of Products consistent with the first quarter of such Forecast upon receipt of AKORN’s purchase orders.
     5.3 Customs and Other Duties. All duties and charges, including state government levy and customs duties, in the country in which the manufacturing facilities are located and in respect of the manufacture of Products shall be borne and paid by SII. All other taxes and levies shall be borne by AKORN.
     5.4 Rescheduling. AKORN may reschedule delivery under a purchase order from its originally scheduled ship date provided that it so informs SII on or before SII’s manufacturing date without any rescheduling or any other charges.
     5.5 Packing and Cartage. All Products ordered by AKORN shall be packed for shipment and storage in accordance with applicable requirements of Applicable Laws and AKORN’s instructions and in full compliance with the Quality Agreement entered into by the Parties. No charge will be allowed for packing, boxing, or cartage, unless agreed upon at the time of purchase and set forth in the purchase order. AKORN’s order number, part number and quantity shipped shall be marked or tagged on each package and bill of lading.
     5.6 Shipment. SII shall ship the Products to AKORN as set forth in the respective purchase orders. Prior to each shipment, SII shall conduct a shipping test as required under the Quality Agreement entered into by the Parties. SII shall deliver Products into the possession of a common carrier designated by AKORN. All Products shall be shipped and delivered EXW Pune (Incoterms 2000). Title and risk of loss shall pass pursuant to EXW Pune (Incoterms 2000).
     5.7 Inventory/Additional Supply Terms. AKORN shall provide to SII quarterly updates detailing the location, quantity, and dating of all Products delivered to AKORN hereunder. Not less than nine (9) months prior to the anticipated date of Marketing Authorization for a country in the Territory, the parties shall agree such additional Product inventory, stocking, ordering, return, and destruction terms as are reasonable to protect against supply shortages and Product waste.
ARTICLE 6
DELIVERY AND ACCEPTANCE
     6.1 Deliveries. Failure to deliver Products of the quality agreed herein shall relieve AKORN of any obligation to accept and pay for such Products. Should SII fail to deliver, within
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
thirty (30) days of an agreed delivery date, Product under a valid purchase order that is at least ninety (90%) of the quantity agreed in such valid purchase order, AKORN shall have the right to cancel the delivery of the undersupply below ninety percent (90%), so long as it provides to SII written notice of the cancellation not more than fifteen (15) days after the foregoing thirty (30) day grace period. Should SII deliver, within thirty (30) days of an agreed delivery date, Product under a valid purchase order that is more than one hundred ten percent (110%) of the quantity agreed in such valid purchase order, AKORN shall have the right to return to SII (at the expense of SII) the Product in excess of one hundred ten percent (110%), so long as it provides to SII written notice of and ships such Product to SII (or its designee) for return not more than fifteen (15) days after the foregoing thirty (30) day grace period. Any failure by AKORN to exercise its option with respect to any shipment of Products shall not be deemed to constitute a waiver with respect to subsequent shipments.
     6.2 Batch Certifications. SII or [...***...], as the case may be, shall conduct quality control tests on the Product prior to shipment in accordance with applicable law and set forth in the respective BLA specifications and test methods. SII shall (i) at AKORN’s request furnish samples of the Product to AKORN; and (ii) deliver with each shipment of Product a certificate of analysis for each lot included in the shipment in accordance with its applicable specifications.
     6.3 Acceptance of Product. AKORN shall rely on the certificate of analysis supplied with each lot by SII in accepting each Product shipment hereunder. Provided the certificate of analysis provides that the Products comply with their applicable specifications, then, subject to the following sentence, AKORN shall accept such Product lot. AKORN shall inspect Product shipments for compliance with their respective purchase orders, with correct labeling requirements and as otherwise required in accordance with AKORN’s quality assurance program then in effect. To the extent that AKORN’s inspection reveals that the certificate of analysis or labeling of a Product lot does not comply with its respective Marketing Authorization then AKORN will have the option to either, in AKORN’s sole discretion, (i) retain the Product for correction, if practicable, at SII’s sole reasonable cost; or (ii) if the Product cannot reasonably be corrected, have the Product replaced by SII at SII’s sole cost.
ARTICLE 7
FINANCIAL PROVISIONS
     7.1 Purchase Price.
            7.1.1 With respect to each Product, not less than nine (9) months prior to the First Commercial Sale of such Product, the Parties shall negotiate in good faith a unit price for such Product supplied to AKORN pursuant hereto (the “Initial Price”), which Initial Price for such Product shall be added as an amendment hereto and which, when executed by both Parties, will be incorporated herein by this reference. Once a year, or more frequently as market conditions require, the parties shall meet and in good faith agree, in light of any changes to the various considerations utilized in setting the Initial Price, an increase in the Initial Price.
            7.1.2 In addition to the Initial Price, AKORN shall pay to SII for each Product the additional amount equal to the applicable Product Sales Share less the Initial Price paid to SII for such Product (“Variable Price”). AKORN shall pay for the Products as provided in Section 7.2.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
Notwithstanding anything to the contrary in the prior sentence, the Product Sales Share shall not be less than the Initial Price. Both parties shall not breach any Applicable Law relating to Product pricing.
     7.2 Product Sales Share.
            7.2.1 SII will invoice AKORN for Product shipped to AKORN at the corresponding Initial Price, referencing in each such invoice the purchase order(s) to which the invoice relates, the Initial Price per unit of Product and quantity of Product shipped. The invoice date shall not be earlier than the date of corresponding Product shipment from the applicable manufacturing facility. AKORN shall make payment for the Initial Price applicable to such Product by check or wire transfer to an account specified by SII, no later than forty-five (45) days following date of the applicable invoice for such Product.
            7.2.2 Within thirty (30) days after expiry of each calendar quarter during the term hereof (including the first and the last quarters during the term that may be of a lesser duration), AKORN shall deliver to SII a statement for such calendar quarter showing in reasonable detail: (a) the calculation of Net Sales Value for Products sold by AKORN during such calendar quarter on a country-by-country basis; (b) the calculation of the Product Sales Share for each Product; and (c) as applicable, the Variable Price for each Product (using FIFO as the basis for determining what Product was sold during such calendar quarter). AKORN shall pay any Product Sales Share due to SII within fifteen (15) days thereafter. If the Variable Price is zero or a negative number, SII shall not be entitled to receive any further payment for such Product for the respective quarterly period and in no event shall the Initial Price for a Product be reduced by any negative Variable Price. Any accrued negative Variable Price amount shall be carried forward until fully recouped and shall be used to offset against Variable Price otherwise payable to SII in future quarters. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, AKORN IS FREE TO ESTABLISH ITS OWN PRICING FOR SALE OF THE PRODUCTS IN THE TERRITORY, PROVIDED THAT AKORN SHALL REMAIN OBLIGATED TO REMIT BACK TO SII THE INITIAL PRICE AND THE VARIABLE PRICE, AS CALCULATED HEREIN, OF EACH PRODUCT SOLD BY AKORN.
     7.3 U.S. Dollars. All calculations of Product Value Share and all payments to be made pursuant to this Agreement shall be in United States Dollars. All AKORN Product invoices will be issued in United States Dollars.
     7.4 Audit. SII shall have the right at anytime upon reasonable notice (but not more than once per calendar year without cause) to nominate an independent national accounting firm, acceptable to AKORN, to audit AKORN’s financial records, procedures, and documentation related to payments made to SII under this Agreement. Such audits may be conducted upon reasonable notice during the term of this Agreement and for a period of up to two (2) years after termination or expiration hereof. All of AKORN’s Confidential Information reviewed by such accounting firm shall be subject to the provision of this Agreement and the accounting firm shall be required to enter with AKORN into a confidentiality agreement, the form and content of which shall be acceptable to AKORN. In connection with a financial audit, if such audit reveals that payments made by AKORN to SII for any period audited were correct, SII shall pay the costs of such audit and AKORN shall not have any liability therefor. If the audit reveals that
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
payments made by AKORN to SII for any period audited were less than the amount actually owed by AKORN for such period, but by less than five percent (5%) of the amount actually owed, AKORN shall in addition to repaying such underpaid amounts (with interest) equally share with SII the reasonable costs of such audit. If the audit reveals that payments made by AKORN to SII for any period audited were less than the amount actually owed by AKORN for such period by five percent (5%) or more of the amount actually owed, AKORN shall in addition to paying such underpaid amounts (with interest) pay the reasonable costs of such audit work.
     7.5 Late Payments. Any late payments or underpaid amounts (as determined pursuant to Section 7.4) hereunder shall be subject to annual interest at the rate of ten percent (10%) compounded on a monthly basis, until paid in full.
ARTICLE 8
INTELLECTUAL PROPERTY RIGHTS
     8.1 Branding of Products.
            8.1.1 SII shall label and package all Products in accordance with the requirements of the Quality Agreement. Product labels and all packing and advertising matter shall bear a reference to all [...***...] and SII Intellectual Property Rights covering the same in the country of manufacture sale or intended export, as required under the Collaboration Agreement. Once approved by AKORN, SII will not change in any manner any labeling of any Product supplied by SII without the prior written consent of AKORN. AKORN’s Insignia shall be affixed to the Products as directed by AKORN. All related sales brochures, marketing materials, and packaging shall only bear AKORN’s Insignia as directed by AKORN. No other Insignia shall be affixed to the Products or any related sales brochures, marketing materials, and packaging.
            8.1.2 AKORN grants to SII during the term hereof a non-exclusive, non-transferable, non-assignable, indivisible, revocable and terminable license, without the right to sublicense, to use the AKORN Insignia as specifically directed by AKORN in writing, and only to the extent necessary to label and brand the Products and related sales brochures, marketing materials, and packaging pursuant to AKORN’s specifications, and for no other purposes. Such AKORN Insignia will not be affixed, used, or otherwise displayed on the Products or in connection therewith without the prior written approval of AKORN.
            8.1.3 Notwithstanding any of the provisions of this Agreement, SII shall not at any time do anything or act in any way that would or might adversely affect the value or validity of any AKORN Insignia or other intellectual property belonging to AKORN. SII shall immediately notify AKORN in writing upon becoming aware of any intellectual property infringement or imitation of any intellectual property of AKORN or of any facts that SII believes might constitute infringement or imitation. All uses of AKORN’s Insignia shall inure exclusively to AKORN’s sole benefit.
     8.2 Confidentiality. Each Party (i) shall keep the other Party’s Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of such other Party’s Confidential Information,
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
except with the other Party’s prior written consent and as specifically permitted by this Agreement; and (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of Confidential Information. Upon request, each of the Parties shall immediately return to the other the originals and all copies of any Confidential Information of the other Party. The obligations and restrictions set forth in this Section 8.2 shall not apply to any Confidential Information that falls within any of the following exceptions, provided the receiving party produces credible written evidence to establish that such information:
            8.2.1 is or becomes part of the public domain without breach of this Agreement by a receiving Party;
            8.2.2 is independently developed by or for a receiving Party completely apart from the disclosures hereunder;
            8.2.3 is received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement by a receiving Party;
            8.2.4 was in a receiving Party’s possession prior to the disclosure by the other Party;
            8.2.5 is released pursuant to a binding court order or government regulation, provided that the receiving Party delivers a copy of such order or action to the other Party and cooperates with the other Party if it elects to contest such disclosure; and/or
            8.2.6 AKORN reasonably determines in consultation with SII and its securities attorneys that such information is required to be released pursuant to securities disclosure regulations, provided that AKORN will use commercially reasonable efforts to obtain confidential treatment of pricing and any other material or competitive terms herein of the identity of Products that are not yet being sold in the Territory;
     If a receiving Party wishes to rely on any of the exceptions contained above, then such receiving Party must demonstrate to the other Party’s satisfaction the facts underlying why the exception applies within thirty (30) calendar days of the occurrence of the facts establishing such exception.
     8.3 AKORN agrees not to challenge directly or indirectly any intellectual property relating to or covering Product.
ARTICLE 9
WARRANTIES
     9.1 Representations and Warranties. Each of AKORN and SII represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
Agreement; (iii) that it will comply with all Applicable Law in connection with its performance of its obligations related to this Agreement; and (iv) that none of such Party’s personnel to be assigned to this Agreement have or shall have been subject to debarment or disqualification under any Applicable Laws.
     9.2 Product Warranties. SII represents, warrants and covenants: (i) that the Products on delivery and during their entire shelf-life will meet their applicable specifications, except to the extent that not meeting such specifications is attributable to an act or omission of AKORN; (ii) that the Products are manufactured in conformity with and upon delivery shall conform with cGMP, Applicable Law, and the Quality Agreement; and (iii) there is neither pending nor, to the knowledge of SII, threatened any claim, litigation or proceeding in any way contesting SII’s and [...***...]’s rights to supply any of the Products. The foregoing are the only representations and warranties of SII with respect to Product delivered to AKORN hereunder. Except as provided under Sections 3.5, 6.1 and 10.1 (for third-party claims), AKORN’s sole remedy under this Agreement with respect to Product delivered to AKORN by SII that does not conform to the warranties in clauses (i) and (ii) above, shall be to retain the Product for correction at SII’s sole reasonable cost or, if the Product cannot be corrected, have the Product replaced by SII at SII’s sole cost in accordance with Section 6.3, provided that no such remedy of correction or replacement shall be available with respect such Product if it has less than six (6) months remaining on its shelf life.
ARTICLE 10
ALLOCATION OF RISK
     10.1 SII Indemnification Obligations. SII shall indemnify, defend and hold harmless AKORN, and its affiliates, and their respective officers, directors, employees and agents (collectively “AKORN Indemnitees”) against all third party damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any negligence or willful misconduct of SII, its agents, or subcontractors; (ii) a breach of any warranty provided by SII under this Agreement; (iii) product liability or personal injury caused by the Product except to the extent attributable to negligence or willful misconduct of an AKORN Indemnitee; or (iv) a claim that the Products or their elements, or the use thereof, violate or infringe upon the patents, copyrights, trademarks or any other Intellectual Property Rights of any third party, except to the extent attributable to the breach of this Agreement by AKORN or the negligence of willful misconduct of an AKORN Indemnitee.
     10.2 AKORN Indemnification Obligations. AKORN shall indemnify, defend and hold harmless SII, [...***...], and their respective affiliates, officers, directors, employees and agents (collectively “SII Indemnitees”) against all third party damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) any dispute or claim that any of AKORN Insignia or any of their elements infringe or violate any third party’s Intellectual Property Rights; (ii) improper handling, transport, distribution, or storage of a Product by AKORN or any act or omission of AKORN after Product delivery that causes the Product not to meet the warranties in Section 9.2(i); (iii) any negligence or willful misconduct of AKORN, its agents, or affiliates or
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
subcontractors; (iv) a breach this Agreement by AKORN; or (v) the labeling, advertising, promotion, marketing or sale by or for AKORN of the Products, except to the extent attributable to the negligence or willful misconduct of an SII Indemnitee or to the breach of this Agreement by SII.
     10.3 Limitation. THE FOREGOING INDEMNIFICATION PROVISIONS SHALL ONLY APPLY TO THIRD PARTY CLAIMS.
     10.4 Insurance. Each Party shall obtain, at its expense, property, commercial and liability insurance covering its obligations hereunder, in each case in amounts appropriate to the conduct of its business, as determined in its sole and exclusive reasonable judgment, but in no case less than Ten Million Dollars ($10,000,000) per occurrence (with an annual aggregate of Ten Million Dollars ($10,000,000)). The policies of insurance obtained by the Parties hereunder must state that the insurer shall notify the other Party at least thirty (30) days prior to termination, cancellation of, or any material change in, the coverage provided. Each Party shall make available to the other Party at such other Party’s request certificates of insurance evidencing satisfaction of its obligations under this Section 10.4.
     10.5 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTIONS 10.1 AND 10.2 ABOVE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.
ARTICLE 11
TERM AND TERMINATION
     11.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years following the First Commercial Sale of Product in the Territory, unless earlier terminated under Section 11.2. Thereafter, this Agreement shall automatically renew for successive five (5) year terms unless earlier terminated under Section 11.2.
     11.2 Termination. This Agreement will terminate (in whole or, with respect to Section 11.2.3 or 11.2.4, in part) in the event of any of the following:
            11.2.1 on the sixtieth (60th) calendar day (or thirtieth (30th) for nonpayment of amounts owed to SII) after either Party gives written notice to the other of a material breach by the other of any term or condition of this Agreement, unless the breach is cured before the sixtieth thirtieth (60th) (or thirtieth (30th) for nonpayment of amounts owed to SII) calendar day; or
            11.2.2 automatically and immediately (i) upon any termination of the Collaboration Agreement; (ii) if SII does not complete the Phase I Clinical Trial for the Product by June 2008 and Product manufacturing and distribution rights revert back to [...***...] as provided in the Collaboration Agreement; (iii) if CBER approval for a Product is not received by June 2015 solely due to any failure by SII to comply with any of its obligations hereunder or
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
under the Collaboration Agreement and Product manufacturing and distribution rights revert back to [...***...] as provided in the Collaboration Agreement; or
            11.2.3 with respect to a specific country in the Territory, upon the written agreement of both Parties, if the regulatory authority in such country refuses to allow the conduct of clinical trials and/or sale of the Product in such country; or
            11.2.4 upon the written agreement of both Parties to terminate this Agreement.
     11.3 Effect of Termination.
            11.3.1 In the event of termination (a) each Party shall return to the other all copies of such other Party’s Confidential Information previously disclosed, and neither Party nor its Affiliates shall thereafter retain copies, transcriptions or summaries of any portion of the other Party’s Confidential Information; (b) all Parties shall remain liable for each of their respective obligations hereunder that accrued prior to the date of termination; and (c) AKORN shall have the right, for twelve (12) months after termination, to sell off all normal and reasonable stocks of Products held by it at the date of termination and to fulfill all normal and reasonable orders for Products accepted through the date of termination, but shall continue to pay SII the Product Sales Share on all such sales pursuant to Section 7.1. The relevant terms of this Agreement shall continue to apply to any sell-off period. If termination of this Agreement is for the breach of AKORN, no sell-off period shall apply.
            11.3.2 All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.
            11.3.3 Notwithstanding anything to the contrary that may be contained herein, in the event of the termination or expiration of this Agreement, the provisions of all Sections under ARTICLE 1, ARTICLE 10, and ARTICLE 12 and of Sections 2.3, 3.4, 3.5, 4.10, 4.11, 7.3, 7.4, 8.2, and 11.3 shall survive and continue in full force and effect.
            11.3.4 For the sake of clarity, the inability of SII to produce Product that can be used in humans or to conduct clinical trials in a particular jurisdiction, despite its commercially reasonable efforts to do so, shall not be deemed a material breach under this Agreement or the Collaboration Agreement.
ARTICLE 12
GENERAL TERMS
     12.1 Relationship of Parties. The relationship between SII and AKORN, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither Party is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     12.2 Governing Law and Venue. This Agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.
     12.3 Mediation and Arbitration.
            12.3.1 Mediation. The Parties shall attempt in good faith to settle any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, including any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void (“Dispute”), before the commencement of arbitration proceedings, by mediation in New York, New York in accordance with the International Institute for Conflict Prevention & Resolution (“CPR Institute”) Mediation Procedure then currently in effect. Unless the Parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals or the JAMS Panel of Mediators. If the Dispute is not resolved within sixty (60) days of the written request for mediation, there is no further obligations to mediate.
            12.3.2 Arbitration. Any Dispute that remains unresolved sixty (60) days after a written request for mediation made by a Party pursuant to the CPR Institute Mediation Procedure shall be submitted, at the request of any Party, to binding arbitration in accordance with the Arbitration Rules of Singapore International Arbitration Centre (“SIAC Rules”) then currently in effect by a sole arbitrator to be appointed jointly by the Parties. In the event the Parties cannot agree to a sole arbitrator within thirty (30) days after commencement of the arbitration, the arbitrator shall be selected by the Chairman of the Singapore International Arbitration Centre. The sole arbitrator shall not be of the same nationality as either of the Parties. The arbitrator must render his/her award by the application of the substantive laws of New York without giving effect to principles of conflicts of laws and is not free to act as amiable compsiteru or ex aequo et bono. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Singapore and the language of the arbitration and submissions and proceedings shall be English. The award shall be rendered in US currency.
            12.3.3 Provisional Remedy. Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief. 12.3.4 Consolidation. Any arbitration hereunder may be consolidated by the Singapore International Arbitration Centre with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by the Singapore International Arbitration Centre.
            12.3.5 Power And Authority Of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.
     12.4 Assignment. AKORN acknowledges that the favorable terms of this Agreement were granted to SII only because of SII’s experience, and that the substitution of any party by SII would destroy the intent of the Parties. Accordingly, neither Party shall have right to assign, delegate, transfer or otherwise encumber this Agreement or any portion thereof without prior written consent of the other Party. 12.5 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.
     12.6 Waiver. The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.
     12.7 Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.
     12.8 Attorneys’ Fees. In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including reasonable attorneys’ fees and expenses, to the extent awarded by the arbitrator. 12.9 Notice. Any notice given under this Agreement shall be in writing and shall be delivered personally or by reputable international 3-day courier. Notices may also be delivered by fax transmittal or email (with valid confirmation of successful transmission), with confirmation sent by reputable international 3-day courier. A notice shall be deemed delivered upon receipt, unless the notice is received on a day other than a business day in the jurisdiction of the recipient or after 5:30 p.m. at the location of delivery, in which case delivery shall be deemed to be the next business day after receipt (in the jurisdiction of recipient). Notices shall be directed to Parties at their addresses as specified on page 1 of this Agreement, attention to Mr. Arthur Przybyl for AKORN and to Dr Cyrus Poonawalla for SII, provided a Party may change such Party’s address for notice by giving written notice to the other Party in accordance with this Section 12.9. Fax numbers and emails for notices shall be exchanged by the parties prior to reaching setting the Annual Sales Requirement for the First Sales Year and shall be updated by the parties as needed thereafter. 12.10 No Public Disclosure. AKORN shall make no public disclosure regarding [...***...], the [...***...] or any other agency of the [...***...] or any of their respective employees, board members, or officers by name in connection with promotion, distribution or sale of Products without the prior written approval of [...***...], except as required by law. AKORN shall have the right to disclose any of the foregoing if AKORN determines that such information is required to be released pursuant to securities disclosure regulations.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     12.11 Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.
     12.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing signed by both AKORN and SII.
     12.13 Authority. The parties executing this Agreement on behalf of AKORN and SII represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.
     12.14 Captions. The captions of the Articles and Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.
     12.15 Force Majeure. Neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected Party gives (to the extent practicable) the other Party written notice of such event within three (3) business days of its discovery or occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected Party shall use commercially reasonable efforts to work around such event beyond its control.
     12.16 English Language. This Agreement is executed in the English language. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement. The
     12.17 Headings and Construction. No rule of construction will be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only, and will be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iii) to a statute or a regulation mean such statute or regulation as amended from time to time.
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
[Signature on Next Page]
* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Akorn, Inc.		Serum Institute Of India, Ltd.

By:	/s/ Arthur S. Przybyl	By:	/s/ Subhash V. Kapre

Name:	Arthur S. Przybyl	Name:	Subhash V. Kapre

Title:	President and CEO	Title:	Executive Director

* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2
EXHIBIT A
MILESTONE SCHEDULE FOR [...***...]

	Description	Date

1.	SII’s receipt of fully tested master cell bank of [...***...]	[...***...]

2.	SII’s attaining in its plant, a process yield of 1 gram /litre of [...***...]	[...***...]

3.	Clinical Batch manufacture of [...***...]	[...***...]

4.	Satisfactory Completion of Phase I Clinical Trials for [...***...] for U.S. filing	[...***...]

5.	Satisfactory Completion of Phase II Clinical Trials for [...***...] for U.S. filing	[...***...]

6.	Satisfactory Completion of Phase III Clinical Trials for [...***...] for U.S. filing	[...***...]

7.	Receipt of CBER approval for [...***...]	[...***...]

* CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.